Exhibit 99

SULPHCO ANNOUNCES COMPLETION OF SECOND CLOSINGS OF JUNE 2004 PRIVATE PLACEMENTS FOR AN ADDITIONAL $2.6 MILLION

SPARKS, Nev., November 3, 2004 /PRNewswire-FirstCall via COMTEX/ -- SulphCo, Inc. (OTC Bulletin Board: SLPH), announced today that it has completed the second closings of two private placements entered into by the Company in June 2004 for the sale of its units, resulting in additional cash proceeds of $2.6 million, before deducting offering expenses.

In June 2004 investors had previously purchased approximately $1.34 million of units at $0.90 per unit, and approximately $1.27 million of units at $1.25 per unit, and the investors had the right to purchase up to an additional $1.34 million of $0.90 units and $1.27 million of $.1.25 units at second closings any time on or before October 31, 2004. As of November 2, 2004, all of these rights were exercised by the investors. Proceeds from the sale of units are expected to be used for working capital and general corporate purposes.

Each of the $0.90 units has a purchase price of $0.90 per unit and consists of one share of common stock, a warrant entitling the purchaser to purchase 0.35 shares of common stock at $1.125 per share, and an additional investment right entitling the purchaser to purchase up to two additional shares at a purchase price of $0.90 per share and a warrant to purchase up to 0.35 shares at $1.125 per share for each additional share acquired under the additional investment right.

Each of the $1.25 units has a purchase price of $1.25 per unit and consists of one share of common stock, a warrant entitling the purchaser to purchase 0.35 shares of common stock at $1.5625 per share, and an additional investment right entitling the purchaser to purchase up to one additional share at a purchase price of $1.25 per share and a warrant to purchase up to 0.70 shares at $1.5625 per share for each additional share acquired under the additional investment right.

The additional investment rights are exercisable by the investors at any time until 180 trading days following the effective date of the registration statement to be filed with the SEC. The warrants are exercisable for up to 30 months following the date of issuance. The Company has filed a registration statement with the Securities and Exchange Commission to register the resale of common stock acquired by the investors under the units, which has not yet been declared effective by the SEC.

“The funds from the second closings will permit us to complete development activities presently underway and give us greater flexibility to push our technology into the marketplace more rapidly,” said Dr. Rudolf Gunnerman, Chairman and CEO of SulphCo.

About SulphCo, Inc.

SulphCo’s patented process employs ultrasound technology to desulfurize and upgrade crude oil and other oil related products. Unlike other sulfur removal technologies, SulphCo’s process requires no pressure and low heat. SulphCo’s technology is intended to assist refiners and producers of crude oils in upgrading the quality of their product prior to utilizing the product in a refinery.

From time to time, the company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.

CONTACT:
Rudolf Gunnerman of SulphCo, Inc., +1-775-829-1310